Exhibit 5.1

Writer’s Direct Dial: +1 212 225 2650

E-Mail: cbrod@cgsh.com

August 3, 2021

American Express Company
200 Vesey Street
New York, New York 10285

Ladies and Gentlemen:

We have acted as special counsel to American Express Company, a New York corporation (the “Company”), in connection with its offering pursuant to a registration statement on Form S-3 (No. 333-253057) of 1,600,000 depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in the Company’s perpetual 3.550% Fixed Rate Reset Noncumulative Preferred Share, Series D, $1.66 ⅔ par value, with a liquidation preference of $1,000,000 per share (the “Preferred Securities”). Such registration statement, as amended as of its most recent effective date (July 27, 2021), insofar as it relates to the Depositary Shares and the Preferred Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), is herein called the “Registration Statement,” and the prospectus, dated February 12, 2021, as supplemented by the prospectus supplement thereto, dated July 27, 2021, is herein called the “Prospectus.” The Preferred Securities were issued pursuant to a Certificate of Amendment of the Company dated August 2, 2021 (the “Certificate of Amendment”). The Depositary Shares are evidenced by depositary receipts (the “Depositary Receipts”) issued pursuant to a deposit agreement, dated August 3, 2021 (the “Deposit Agreement”), among the Company, Computershare Inc., a Delaware corporation, and its wholly-owned subsidiary, Computershare Trust Company, N.A., a federally chartered national association, jointly as depositary (the “Depositary”), Computershare Trust Company, N.A., as registrar, calculation agent and transfer agent, and the holders from time to time of the Depositary Receipts.

American Express Company, p. 2

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	an executed copy of the Underwriting Agreement, dated July 27, 2021, between the Company and the several underwriters named in Schedule II thereto;

(b)	the Registration Statement;

(c)	the Prospectus;

(d)	a copy of the Certificate of Amendment certified by the Secretary of State of the State of New York;

(e)	an executed copy of the Deposit Agreement;

(f)	the certificate of Computershare Trust Company, N.A., as registrar and transfer agent for the Preferred Securities, certifying the due issuance and registration of the Preferred Securities; and

(g)	a copy of the Depositary Receipts in global form as executed by the Depositary.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.            The Preferred Securities have been duly authorized by all necessary corporate action of the Company, have been validly issued and are fully paid and, except as may otherwise be provided by Section 630 of the Business Corporation Law of the State of New York, are non-assessable.

2.            The Depositary Receipts in global form have been duly and validly issued and the persons in whose name such Depositary Receipts are registered will be entitled to the rights specified therein and in the Deposit Agreement.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York), and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

American Express Company, p. 3

The foregoing opinions are limited to the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated August 3, 2021 and to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Craig B. Brod
Craig B. Brod, a Partner